SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Questcor Pharmaceuticals, Inc.

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     The following letter was sent by Questcor Pharmaceuticals, Inc. to certain holders of its capital stock beginning on April 15, 2003.

[Questcor Letterhead]

April 15, 2003

Dear shareholder:

A Proxy Statement, Proxy Card and Annual Report were sent to your attention on April 3, 2003. Due to the importance of the proposals on this year’s ballot, I would like to personally ask for your affirmative vote on each of the proposals. I would also like to remind you that the Board of Directors has recommended that all of the proposals on this year’s ballot be approved.

First and foremost, I would like to highlight the importance of increasing the Company’s authorized shares of Common Stock (Proposal 2). The Company currently has over 99% of its Common Stock issued and reserved for issuance on a fully diluted basis . Without your approval to increase the Company’s authorized shares of Common Stock, the Company will not presently have a sufficient number of shares of Common Stock available to implement the proposed amendment to the 1992 Stock Option Plan (Proposal 3) and the 2003 Employee Stock Purchase Plan (Proposal 4), among other things as more fully disclosed in the Proxy Statement, which I encourage you to review.

Second, the Company is running out of shares to grant under the 1992 Stock Option Plan. The Company routinely seeks to attract highly qualified employees who have prior experience with large multi-national pharmaceutical companies. It is difficult for the Company to recruit such people at salaries comparable to those of larger pharmaceutical firms. The Company uses stock options as a valuable tool to attract and retain qualified employees. Each Questcor employee has stock options, and it has been the Company's policy to grant new options every year in lieu of cash bonuses to employees. Due to the limited amount of options available for future grant, the Company is requesting the number of shares authorized under the 1992 plan be increased by 1,000,000 shares. The Board of Directors has recommended a vote “for” approval of this amendment to the Company’s 1992 Stock Option Plan (Proposal 3). Last year’s amendment to increase the per-year grant size limit to 600,000 shares was done only to preserve favorable tax treatment for the Company. It was not done as an automatic yearly grant to employees, nor was it an increase to the number of shares available under the Plan.

Third, shareholders are being asked to approve the Company’s 2003 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to provide employees with the opportunity to purchase the Company’s Common Stock through accumulated payroll deductions. Currently, every employee except the CEO is eligible to participate in the ESPP. The Company, by means of the ESPP, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the Company’s success. Through such stock purchases the interests of employees and the Company's other shareholders will be aligned. We believe the adoption of the ESPP will help us accomplish these goals, and the Board of Directors has recommended a vote “for” adopting the Company’s ESPP (Proposal 4).

Please keep in mind that if you are voting in favor of the increase in shares authorized under the 1992 Stock Option Plan and the adoption of the 2003 ESPP (Proposals 3 and 4), we urge you to vote in favor of approving additional authorized shares of Common Stock (Proposal 2), since the failure to do so would currently negate the effect of voting in favor of the increase in shares authorized under the 1992 Stock Option Plan and the adoption of the 2003 ESPP (Proposals 3 and 4). Again, I would like to thank you for taking the time to complete and return your proxy card. If you have any questions regarding the proposals, please feel free to call myself or Timothy E. Morris, Chief Financial Officer, at 510-400-0700.

Sincerely,

Charles J. Casamento
Chairman, President and
Chief Executive Officer